Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Forms S-8 Nos. 333-05893,
333-106607 and 333-117594)  pertaining to the CardioTech International, Inc 2003 Stock Option Plan and the CardioTech International, Inc. 1996 Employee, Director and Consultant Stock Option Plan and to the incorporation by reference therein of our report dated June 15, 2005, with respect to the consolidated financial statements of CardioTech International, Inc., included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 24, 2006